Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 30, 2011

Board of Directors
Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts 02447-0469

Re:	Brookline Bancorp, Inc. 2011 Restricted Stock Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Brookline Bancorp, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Brookline Bancorp, Inc. 2011 Restricted Stock Plan (the “Stock Benefit Plan”). We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued under the Stock Benefit Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK,
A Professional Corporation